Exhibit 5.1

To: Addex Therapeutics Ltd c/o Addex Pharma SA Chemin des Aulx 12 1228 Plan-les-Ouates Switzerland	Homburger AG Prime Tower Hardstrasse 201 CH-8005 Zürich homburger.ch T +41 43 222 10 00

December 10, 2025

Addex Therapeutics Ltd / Registration Statement on Form F-3 – Exhibit 5.1

Ladies and Gentlemen

We have acted as special Swiss counsel to Addex Therapeutics Ltd, a stock corporation incorporated under the laws of Switzerland (the Company), in connection with the preparation and filing on the date hereof with the United States Securities and Exchange Commission (the SEC) of a prospectus supplement (the Prospectus Supplement). The Prospectus Supplement supplements a registration statement on Form F-3, which included a base prospectus, was filed by the Company with the SEC on November 19, 2025 and declared effective by SEC on December 5, 2025 (the Registration Statement). The Registration Statement relates to the registration under the United States Securities Act of 1933, as amended, the offer and sale by the Company, in the form of American Depositary Shares (ADSs), of (i) registered shares of the Company with a nominal value of CHF 0.01 each held by the Company directly or through a wholly owned subsidiary as treasury shares (actions propres) (the Treasury Shares) and (ii) registered shares of the Company with a nominal value of CHF 0.01 each to be issued out of the capital band (marge de fluctuation de capital) of the Company and to be held by the Company directly or through its wholly owned subsidiary as treasury shares (the Capital Increase Shares, together with the Treasury Shares, the Offered Shares), for a proposed maximum aggregate offering price of USD 150 million. The Prospectus Supplement relates to the sale of the Offered Shares by the Company for a proposed maximum aggregate offering price of USD 3,300,000 in accordance with a New York law-governed at-the-market offering agreement dated as of January 30, 2024 by and between H.C. Wainwright & Co., LLC (the Manager) and the Company ((as amended by Amendment No. 1 to the at-the-market offering agreement dated as of December 10, 2025 by and between the Manager and the Company).

Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Documents (as defined below).

A.	Basis of Opinion

This opinion is confined to and given on the basis of the laws of Switzerland in force at the date hereof. Such laws and the interpretation thereof are subject to change. In the absence of explicit statutory law, we base our opinion solely on our independent professional judgment. This opinion is also confined to the matters stated herein and the Documents (as defined below), and is not to be read as extending, by implication or otherwise, to any agreement or document referred to in any of the Documents (including, in the case of the Registration Statement, any document incorporated by reference therein or exhibited thereto) or any other matter.

For purposes of this opinion, we have only reviewed originals or copies of the following documents (collectively the Documents):

(i)	an electronic copy of the Registration Statement;

(ii)	an electronic copy of the Prospectus Supplement (together with the Registration Statement, the Filing Documents);

(iii)	an electronic copy of the articles of association (statuts) of the Company dated October 28, 2025, notarized by a licensed notary of the Canton of Geneva on October 28, 2025 (the Articles);

(iv)	an electronic copy of the internal regulations (règlement d’organisation) of the Company in their version approved by the board of directors of the Company on January 28, 2020 (the Organizational Regulations);

(v)	an electronic copy of an internet excerpt (extrait internet) from the Commercial Register of the Canton of Geneva dated as of the date hereof, relating to the Company (the Internet Excerpt).

No documents, other than the Documents, have been reviewed by us in connection with this opinion. Accordingly, we shall limit our opinion to the Documents and their legal implications under Swiss law.

In this opinion, Swiss legal concepts are expressed in English terms and not in their original language. These concepts may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions.

B.	Assumptions

In rendering the opinion below, we have assumed the following:

(a)	all documents produced to us as originals are authentic and complete, and all documents produced to us as copies (including, without limitation, electronic copies) conform to the original;

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(b)	all documents produced to us as originals and the originals of all documents produced to us as copies were duly executed and certified, as applicable, by the individuals purported to have executed or certified, as the case may be, such documents;

(c)	the Filing Documents are unchanged and correct, complete and up-to-date and in full force and effect as of the date hereof and no changes have been made which should have been or should be reflected in the Filing Documents as of the date hereof;

(d)	all signatures appearing on all original documents or copies thereof which we have examined are genuine and authentic;

(e)	to the extent relevant for purposes of this opinion, any and all information contained in the Documents is, and all material statements made to us in connection with the Documents are and will be, true, complete and accurate at all relevant times;

(f)	prior to the issuance of any Capital Increase Shares, the shareholders' meeting will have resolved to increase the capital band (if the Capital Increase Shares will exceed the amount of the existing capital band), and the board of directors of the Company will have resolved in the presence of a notary on the execution of the corresponding capital increase, validly excluded the existing shareholders' pre-emptive subscription rights (droits de souscription préférentiel) for purposes of offering as contemplated in the Registration Statement, issued a capital increase report with respect to the corresponding capital increase and made the corresponding declarations required for implementing the corresponding capital increase (constatations relatives à l’augmentation du capital) in the presence of a notary and the board resolutions, and such further resolutions and ascertainments will not have been amended and will be in full force and effect until the issuance of all Capital Increase Shares;

(g)	the Company has not entered and will not enter into any transaction which could be construed as repayment of share capital (restitution des versements);

(h)	all authorizations, approvals, consents, licenses, exemptions, other than as required by mandatory Swiss law applicable to the Company or the Articles, and other requirements for the filing of the Filing Documents and for any other activities carried on in view of, or in connection with, the performance of the obligations expressed to be undertaken by the Company in the Filing Documents have been duly obtained or fulfilled in due time and are and will remain in full force and effect, and any related conditions to which the parties thereto are subject have been satisfied;

(i)	the Articles, the Organizational Regulations and the Internet Excerpt are unchanged and correct, complete and up-to-date and in full force and effect as of the date hereof, and no changes have been made which should have been or should be reflected in the Articles, the Organizational Regulations or the Internet Excerpt as of the date hereof;

(j)	the Offered Shares have not been and will not be publicly offered, directly or indirectly, in Switzerland within the meaning of article 3 lit. h of the Swiss Financial Services Act of June 15, 2018, as amended (FinSA), except under an exemption from the prospectus requirements under the FinSA;

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(k)	the Company is, at the date hereof, not insolvent (in the sense of article 725 of the Swiss Code of Obligations of March 30, 1911, as amended (CO)) or over-indebted (in the sense of article 725b CO);

(l)	the Company intends to produce and publish financial statements in accordance with articles 958 et seqq. CO at least annually; and

(m)	no laws (other than those of Switzerland) affect any of the conclusions stated in this opinion.

C.	Opinion

Based on the foregoing assumptions and subject to the qualifications set out below, we express the following opinion:

1.	The Treasury Shares have been validly issued, fully paid as to their nominal value and are non-assessable.

2.	The Capital Increase Shares, if and when (i) issued and paid for pursuant to the Articles and Swiss law and (ii) registered in the Commercial Register of the Canton of Geneva and entered into the Company’s book of uncertificated securities (registre des droits-valeurs), will have been validly issued, fully paid as to their nominal value and non-assessable.

D.	Qualifications

The above opinions are subject to the following qualifications:

(a)	The lawyers of our firm are members of the Zurich bar and do not hold themselves out to be experts in any laws other than the laws of Switzerland. Accordingly, we are opining herein as to Swiss law only and we express no opinion with respect to the applicability or the effect of the laws of any other jurisdiction to or on the matters covered herein

(b)	We express no opinion as to whether the Filing Documents are accurate, true, correct, complete or not misleading. In particular, and without limitation to the foregoing, we express no opinion on whether the Filing Documents provide sufficient information for investors to reach an informed assessment of the Company, any companies within the Company’s consolidation perimeter and the Offered Shares.

(c)	When used in this opinion, the term "non-assessable" means that no further contributions have to be made to the Company by the relevant holder of the Offered Shares.

(d)	We express no opinion as regards the exclusion of shareholders’ pre-emptive subscription rights (droits de souscription préférentiel) in connection with the offering and issuance of the Offered Shares.

(e)	We express no opinion as to the future availability of the capital band of the Company.

(f)	Any Offered Shares issued or to be issued by the Company will not be fully fungible and will not rank pari passu with the existing and outstanding registered shares of the Company until such Offered Shares have been duly entered into the Company’s book of uncertificated securities (registre des droits-valeurs) and the main register (registre principal) maintained by the relevant third party and all steps have been taken in order for such Offered Shares to constitute intermediated securities (titres intermédiés) in accordance with the Swiss Federal Act on Intermediated Securities of October 3, 2008, as amended.

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(g)	As long as the Offered Shares are not duly recorded in the main register and credited to one or more securities accounts, they do not exist as intermediated securities. As a consequence, our opinions do not extend to legal consequences attached to the Offered Shares in their form as intermediated securities.

(h)	The exercise of voting rights and rights related thereto with respect to any Offered Shares is only permissible after registration in the Company’s share register (registre des actions) as a shareholder with voting rights in accordance with the provisions of, and subject to the limitations provided in, the Articles.

(i)	When used in this opinion, the term "validly issued" means that the issuance of the Offered Shares is valid between the Company and the party having subscribed for the Offered Shares. With regard to any third parties, the issuance of the Offered Shares will only be valid on the business day in Switzerland following the day of publication of the corresponding capital increase in the Swiss Official Gazette of Commerce.

(j)	We express no opinion as to the conditions, restrictions or consequences applicable to the acquisition of treasury shares (actions propres) by the Company, whether such acquisition is made directly or through one or more controlled undertakings.

(k)	We express no opinion as to regulatory matters or as to any commercial, accounting, calculating, auditing, tax or other non-legal matter.

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We have issued this opinion as of the date hereof and we assume no obligation to advise you of any changes that are made or brought to our attention hereafter.

This letter is addressed to you in connection with the Prospectus Supplement. We consent to the filing of this letter as an exhibit to the Prospectus Supplement. No other person may rely on this opinion for any purpose. Without our prior written consent, this opinion may not (in full or in part) be copied, furnished or quoted to any other person except your advisors and representatives in connection with the matters set forth herein.

This opinion shall be governed by and construed in accordance with the laws of Switzerland. We confirm our understanding that all disputes arising out of or in connection with this opinion shall be subject to the exclusive jurisdiction of the courts of the Canton of Zurich, Switzerland, venue being Zurich 1.

Sincerely yours
/s/ Homburger AG

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